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FOREST LABORATORIES, INC.
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FOREST LABORATORIES WHITE PAPER

WHY OUR TEAM IS THE RIGHT TEAM FOR FOREST

AUGUST 2012

SUMMARY:

1.	Forest has developed one of the best pipelines in the biopharma industry and we continue to gain momentum in advancing our valuable late-stage portfolio. As promised, we hit the milestones we committed to last year. Our momentum continues – we received FDA approval for aclidinium, which will be launched later this year under the brand name TUDORZA, and we are expecting FDA approval of linaclotide in September. The strength of our platform is well-recognized by third parties (see Appendix).

2.	Forest is poised to deliver strong returns to shareholders. We are on track to manage through our patent expirations and project revenues to be $6.0bn by FY2018, well in excess of historical peak sales of $4.6bn in FY2012. The success of our efforts is reflected in the recent upturn in our stock price, which increased by 15.6% in the six months ended June 30, 2012.

3.	Forest remains committed to strong corporate governance and has recently enhanced its corporate governance and compensation policies. Our Board has met with Robert C. Clark, former Dean of Harvard Law School and a leading authority on corporate governance, and has committed to meet with a governance expert on an annual basis. A white paper outlining the recent enhancements we have made to our corporate governance and compensation policies is available on our website at: http://www.frx.com/pdf/Corporate_Governance_Continuing_Priority.pdf

4.	Forest’s primary care-focused strategy has created strong operating leverage. Primary care physicians (PCPs) play a key role in prescribing medicines, which is likely to increase under President Obama’s Affordable Care Act. Our close relationship with PCPs has helped us build new blockbuster products and provides efficiencies for our sales force. We employ a data-driven, targeted approach to identify the physicians with the highest sales potential, and market multiple products to maximize the return on each invested promotional dollar.

5.	Forest manages SG&A prudently, but making broad cutbacks at this important juncture would be reckless and would likely destroy the potential value of our late-stage portfolio. Proposing cutbacks to SG&A at this critical time when we are in the process of launching important new products – particularly in the form of Icahn’s cookie cutter plan to cut $500 million from SG&A – is risky, ill-considered, and far more likely to destroy shareholder value than build it.

6.	Forest’s Board is well-equipped to drive the development of our valuable portfolio. Forest’s nominees have greater experience and a proven track record of working to launch multiple new products in rapid succession – the key to building value for our shareholders at this critical juncture for the Company.

7.	Icahn’s Nominees are not well-suited to serve on Forest’s Board. We remain open to welcoming new directors to our Board, but the quality of Board members is paramount, and we do not believe that Icahn’s nominees are as qualified to serve on the Forest Board as our current directors. They either are conflicted due to arrangements with Mr. Icahn or raise other concerns; they simply lack the same level of experience launching new products when compared to the directors Icahn wants to replace.

ISS came to the wrong conclusion in supporting Icahn’s two nominees. Last year, ISS gave full support for the entire Forest slate. Since last year, we have hit significant milestones with our “Next Nine,” have had upward progress in stock price and research analyst estimates, and have continued to strengthen our governance. Nonetheless, ISS still decided to support two of Mr. Icahn’s nominees, even though Mr. Icahn nominated a weaker slate this year (ISS failed to take into account the serious issues relating to these nominees in their report) and did not offer a platform for change (other than significant cost cutting as we prepare to launch our “Next Nine”). We respectfully disagree with ISS’s conclusions, and note that Glass Lewis has supported all of Forest’s directors, indicated positive support for our strategy – and rejected all of Icahn’s nominees.

1.	Forest has developed one of the best pipelines in the biopharma industry and we continue to gain momentum in advancing our valuable late-stage portfolio.

Forest has a strong track record of successfully developing and marketing biopharma products, including four blockbusters.

•	Our “Next Nine” products represent one of the best pipelines in the industry

•	Our lifecycle management programs for NAMENDA, BYSTOLIC, TUDORZA and ceftazidime are expected to launch between FY2013 and FY2015 and become significant revenue contributors

•	As we promised last year, we have successfully hit key milestones and are poised to ramp up marketing for our new products

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On July 23rd, 2012, we received FDA approval for aclidinium, which will be launched later this year under the brand name TUDORZA, and we are expecting FDA approval of linaclotide in September – powerful proof that our long-term pipeline planning is bearing fruit

•	Many third party research analysts have lauded our pipeline and its ability to deliver value (see Appendix)

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ISS’s conclusion that Forest hasn’t done a good job in building its pipeline is simply not grounded in fact. Forest’s pipeline and portfolio of growing commercialized products – which offer patent protections ranging from 2020 to 2029 – demonstrate the successful execution of our long-term planning efforts. Indeed, we believe that the strength of the pipeline was the primary reason for Icahn’s billion dollar plus investment in Forest

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ISS does not explain why, after complimenting Forest for its strong pipeline and supporting its entire board at last year’s annual meeting, its conclusion has changed – particularly when we have made further progress on the “Next Nine” in-line with our operational plan

2.	Forest is poised to deliver strong returns to shareholders.

We believe that, by any measure, we have developed a unique and valuable franchise.

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Seven of ten research analysts whom provide FY2018 projections believe that sales of our next-generation products will exceed our current revenues despite the patent expirations associated with Lexapro and Namenda

•	We project revenues to be $6.0bn by FY2018, well in excess of historical peak sales of $4.6bn in FY2012, delivered by our current and pipeline products

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The value of our products is reflected in both the recent uptick in our stock price, which has increased by 15.6% in the six months ended June 30, 2012, and the upward revision in analysts’ median share price targets, which have increased by 18.5% over the last 2 years

ISS seems to be more focused this year on Mr. Icahn’s comparison of Forest’s stock price today to the levels that we achieved when our previous blockbusters drove our stock price to record highs. We believe that the focus instead should be on whether the Forest team has established a plan to deliver substantial and sustained returns to investors – and on that measure, we believe we have delivered.

3.	Forest remains committed to strong corporate governance and has recently enhanced its corporate governance and compensation policies.

Forest does not have a shareholder rights plan or classified board.

Forest remains committed to executing and enhancing our strong corporate governance policies. We have recently enhanced our policies by adopting the following:

•	Majority voting standards for uncontested director elections

•	Stock ownership guidelines of 6x annual base salary for the CEO, 3x annual base salary for executive officers reporting to the CEO, and 3x annual retainer fee for non-executive directors

•	An anti-hedging policy and no-repricing policy

•	Minimum vesting requirements of 24 months for options, SARs, and restricted stock awards

•	Performance metrics attached to certain executive pay packages

•	Clawback policies on certain compensation

•	Enhanced succession planning and review practices

We also have committed to meet with an independent corporate governance expert on an annual basis. Recently, we consulted with Harvard Dean Robert C. Clark, a leading authority in corporate governance, to review our practices; in connection with that review, we further enhanced our corporate governance framework.

A white paper detailing the recent enhancements we have made to our corporate governance and compensation policies is available on our website at: http://www.frx.com/pdf/Corporate_Governance_Continuing_Priority.pdf

4.	Forest’s primary care-focused strategy has created strong operating leverage.

Primary care physicians (PCPs) play an important role in the delivery of healthcare, a role that will only grow in the future under President Obama’s Affordable Care Act.

Powerful efficiencies are created by developing products in six of the eight areas for which PCPs frequently prescribe medicine.

Eight out of Forest’s “Next Nine” products are promoted to PCPs, which creates significant operating leverage by enabling sales representatives to cross-promote multiple products to PCPs.

We employ a data-driven, targeted approach to identify the physicians with the highest sales potential, and market multiple products to maximize the return on each invested promotional dollar.

In this year’s report, ISS’s analysis ignores these benefits and our successful track record arising from the strategic focus on PCPs.

5.	Forest manages SG&A prudently, but making substantial cutbacks at this important juncture – which Mr. Icahn advocates – would be reckless and would likely destroy the potential value of our late-stage portfolio.

The Company judiciously manages its expenses and is not averse to cutting costs — in fact, cutting costs in mature or underperforming areas in order to invest in growing products and earnings is fundamental to our business. We manage costs in ways that do not jeopardize the growing value of our products.

Proposing cutbacks to SG&A at this critical time when we are in the process of launching multiple important new products is risky, ill-considered, and will likely to destroy shareholder value rather than build it. Icahn’s suggestion is akin to cutting power during takeoff, and would set the stage for a very rough landing that shareholders would logically choose to avoid.

Icahn initially suggested that he would cut SG&A by $500M, consistent with his cookie-cutter approach in other situations, but after realizing how much value that could destroy, he changed his story to say he is actually focused on G&A.

However, in the aggregate, the cost-cutting figures that Icahn has proposed exceed our entire G&A budget, making such radical cost-cutting not only ill-advised but impossible.

In its report, ISS adopts Mr. Icahn’s flawed position on efficiencies – but the facts are that the Company’s sales productivity measures are higher than true peers – and sales per employee have been higher than the peer median in the last two years.

6.	Forest’s Board is well-equipped to guide the development of our valuable portfolio.

Forest’s Board and management team have delivered on the promises we made to our shareholders over the last year and continue to execute on our strategy.

Forest’s Board is composed of experienced leaders who have been carefully selected to have the right mix of expertise to lead our business. It includes successful CEOs, COOs and CFOs; leading medical professionals; a former senior official of Fidelity Investments and AllianceBernstein and compliance experts.

Our longer-tenured directors have played an important part in developing our blockbuster drugs as well as our burgeoning pipeline, and they are complemented by the five new independent directors – 50% of the Board - we have added since 2006.

Forest’s nominees have greater experience and a proven track record of launching multiple new products in rapid succession – the key to building value for our shareholders at this critical juncture for the Company.

Forest has added significant independence on its Board with three new independent directors added last year:

•	Chris Coughlin – Former EVP and CFO of Tyco International

•	Gerald Lieberman – Former President and COO of AllianceBernstein

•	Brent Saunders – CEO and Director of Bausch + Lomb

All of our new independent directors have taken on active roles on Board committees. Chris Coughlin serves as the chairman of the Audit Committee, Gerald Lieberman serves as chairman of the Nominating and Governance Committee, Brent Saunders is on the Compensation Committee and the Compliance Committee and all three serve on the Compensation Committee. These three new independent directors also serve with Ken Goodman as the committee to oversee succession planning, with assistance from Spencer Stuart, an independent search firm.

7.	Icahn’s nominees are not well-suited to serve on Forest’s Board.

We remain open to welcoming new directors to our Board, but the quality of Board members is paramount, and we do not believe that Icahn’s nominees are as qualified to serve on the Forest Board as our current directors.

Mr. Icahn’s nominees raise concerns by any objective measure:

•	Daniel Ninivaggi has no healthcare expertise and has never served on the Board of a healthcare company – not even as an Icahn nominee.

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His main qualification is that he serves as Icahn’s executive and as his designee on multiple boards. We disagree with ISS’s analysis that Ninivaggi is not overboarded. If elected, Ninivaggi would serve on six public company boards, which raises concerns about whether he would be able to devote sufficient time and attention to his board commitments. Moreover, even in the areas where he has experience, his track record is problematic:

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He served in a variety of executive positions at Lear Corporation, including as Executive Vice President and Chief Administrative Officer from 2006 to 2009, which subsequently went into bankruptcy in July 2009

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He currently serves as a director at CVR Energy and has previously served as a director at XO Holdings, both Icahn-controlled companies where press accounts have raised issues related to the treatment of minority shareholders[1] [2]

•	Pierre Legault’s questionable operational track record raises similar concerns.

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While he served as CFO of OSI Pharmaceuticals for a little over a year, which indicates some familiarity with our industry, his recent management roles at Jean Coutu and Rite-Aid Corp have taken place during periods rife with earnings misses, integration missteps and mismanaged investor expectations. Furthermore, his management role at Rite Aid ended in resignation and a cloud of negative press.[3] [4] [5] [6]

Given the problematic track record of Icahn’s nominees in their oversight roles in other industries, it is surprising that ISS did not comment on these issues and concluded that they were well qualified to serve on Forest’s board.

•	Eric Ende, whom Icahn is paying to lead this proxy fight, is also ill-equipped to add value to our Board.

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He has spent the vast majority of his career as a financial analyst and has no relevant corporate operating or management experience and no public board experience other than the 10 months he served as Icahn’s representative on the Board of Genzyme.

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His unorthodox compensation arrangement with Icahn has drawn criticism from corporate governance experts because it may incentivize Ende to “swing for the fences” in the first 30 months – at the potential expense of Forest shareholders.

[1]	DealBook “The Strange Takeover Limbo of CVR,” July 05, 2012.
[2]	New York Times, “The Kettle? The Pot Says He’s Black,” August 29, 2008.
[3]	Rite Aid Press Release dated September 25, 2008.
[4]	CFO.com, “Rite Aid Hires a CFO; Recalls Another as COO,” September 25, 2008.
[5]	Reuters News, “Jean Coutu Shares Sag Amid Analyst Downgrades,” March 8, 2006.
[6]	Wall Street Journal, “Rite Aid Sees Wider Loss, Makes Management Changes,” September 26, 2008.

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Furthermore, Ende is subject to highly unusual restrictions that would prevent him, even if elected a director of Forest, from speaking on a variety of topics related to Forest or his services to Carl Icahn without the prior approval of Icahn. We believe these arrangements compromise any true “independence” Icahn claims Ende would bring to the Board.

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Most important, our shareholders already rejected Ende in 2011 by an overwhelming margin; excluding Icahn’s votes, Ende was supported by a mere 6% of Forest shareholders – the lowest of any of the fourteen candidates nominated.

•	Nothing in Andrew Fromkin’s background indicates he is qualified to serve on the Board of a company as large and complex as Forest.

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He is the former CEO of Clinical Data, which Forest acquired last year. As part of the transaction, Fromkin received a contingent value right (CVR) that could be worth millions of dollars to him based on the sales of just one of our products – Viibryd. Board members must act in the interest of the company as a whole, but the CVR gives Fromkin a powerful incentive to favor Viibryd at the expense of other products in our current portfolio or others we might acquire.

•	Importantly – and as Icahn has himself acknowledged – Fromkin would not be considered an independent director under the New York Stock Exchange’s Corporate Governance Rules.

Appendix: Third Party Support for Forest’s Position

•	“We believe Forest’s strategic approach was well planned and executed.” – Annabel Samimy, Stifel Nicolaus, 6/21/2012

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“We were impressed by the cohesive vision of the management team, which has been shepherding the evolution of the company from a three-product story to one with several deep therapeutic verticals and multiple branded products.” – Irina Rivkind, Cantor Fitzgerald, 6/21/2012

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“Simple analysis supports significant pipeline value: A key element of our Buy thesis has been our view that the evolution of FRX’s pipeline has not been fully appreciated, and that this could change as investors revisit FRX in the wake of the Lexapro patent cliff and as numerous pipeline catalysts hit in 2012.” – Gregg Gilbert, Bank of America Merrill Lynch, 6/8/12

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“We continue to view FRX as a multi-faceted, product overhaul story post Lexapro cliff, and importantly not all products need to work in order for the story to work.” – Catherine Arnold, Credit Suisse, 7/17/2012

•	“We applaud management for not letting the money burn a hole in their pocket and spending it foolishly.” – Damien Conover, Morningstar, 6/28/2012

•	“Forest has had an amazing success rate with respect to moving its pipeline forward. And it should be commended for this (above normal) success rate.” – Marc Goodman, UBS, 6/21/2012

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“Meanwhile, the sales force remains flexible to serve specialties and will soon benefit from a more complete line of products across respective therapeutic categories, enabling future sales force leverage. As such, Forest expects to maintain a similar cost structure going forward.” – Annabel Samimy, Stifel Nicolaus, 7/23/2012

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“Forest’s impressive primary care salesforce has been one of the keys to the firm becoming a leader in the specialty pharmaceutical industry and will be critical to the firm’s future growth. The strength of the salesforce has been seen in Bystolic, which has gained significant sales and is still rapidly growing, despite being written off by many as a just another beta-blocker in a highly genericized market.” – Damien Conover, Morningstar, 4/20/2012

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“We believe the Company’s core competency in successfully in licensing and marketing products (with its 3,500-person US sales force) remains in focus, with $3 billion in cash at its disposal for additional business development/acquisitions.” – Tim Chiang, CRT Capital Group, 6/21/2012

•	“Forest has built a meaningful portfolio of new growth drivers that should leverage Forest’s strong position in the U.S. market.” – David Risinger, Morgan Stanley, 6/21/2012

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“Forest’s preparation for the loss of Lexapro has gone about as well as possible for the firm. Recent drug candidates have garnered FDA approvals without issues, and new drug launches are off to strong starts. In addition, the firm has been able to maintain strong growth from in-line products Namenda and Bystolic.” – Damien Conover, Morningstar, 6/19/2012

•	“Potential for sustained double-digit average sales growth through Fiscal 2020 driven by 7 new U.S. product launches.” – Seamus Fernandez, Leerink Swann, 7/17/2012

•	“We believe management has been very consistent about its strategy and goals, which we believe are more than reasonable.” – Ken Cacclatore, Cowen, 6/21/12

•	“Forest has been wildly successful in getting products through late stage development and approved.” – Frank Pinkerton, SunTrust, 6/20/2012

•	“Forest’s management team brought on three new independent directors to the Board last year that we believe [were] well received by investors.” – Gary Nachman, Susquehanna, 6/21/2012

•	“[Icahn’s] argument that the company is underperforming is weaker now than it was last year.” – Aaron Gal, Bernstein, 6/20/12